NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS FIRST QUARTER 2016 RESULTS

HOUSTON, May 4, 2016 - Par Pacific Holdings, Inc. (NYSE MKT: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Financial Highlights:

•	Net Loss of $18.7 million, or $(0.46) per diluted share

•	Adjusted Net Loss of $6.5 million, or $(0.16) per diluted share

•	Adjusted EBITDA of $5.4 million

Par Pacific reported a net loss of $18.7 million, or $(0.46) per diluted share, for the first quarter ended March 31, 2016, compared to net income of $0.5 million, or $0.01 per diluted share, for the same quarter in 2015. First quarter 2016 net loss was primarily impacted by an $18.3 million change in the valuation of our inventory and the liability related to our supply and offtake agreements, a $1.0 million unrealized loss on future commodity contracts and $0.7 million of acquisition and integration expenses. First quarter 2016 Adjusted EBITDA was $5.4 million compared to an Adjusted EBITDA of $22.4 million in the first quarter of 2015. A reconciliation of reported non-GAAP performance measures to their nearest GAAP measures can be found in the tables accompanying this news release.

“We are pleased to have delivered positive Adjusted EBITDA in the first quarter of 2016 despite difficult market conditions with the lowest Singapore crack spreads in more than five years and several non-recurring, non-operational costs,” stated William Pate, Par Pacific’s President and Chief Executive Officer. “Our refining, retail and logistics operations all delivered strong execution across the board in a volatile crude price environment. Laramie Energy’s performance was solid, and management is moving expeditiously to integrate the very attractive Piceance Basin assets, which were acquired effective on March 1."

Refining

The refining segment contributed $9.7 million to the first quarter of 2016 gross margin compared to $43.1 million in the prior year period. Both quarters included special items, and excluding those items, Adjusted Refining Margin in the first quarter of 2016 was $32.2 million compared to $44.4 million in the same period last year.

Refining Adjusted EBITDA was $6.1 million in the first quarter of 2016, a decrease of $13.4 million compared to $19.5 million in the first quarter of 2015, primarily driven by lower on-island sales and lower crack spreads.

The combined Mid Pacific crack spread for products and crude differentials was $6.58/bbl in the first quarter of 2016 compared to $11.51/bbl in the first quarter of 2015 and $8.25/bbl in the fourth quarter of 2015. The lower sequential index in the first quarter of 2016 was primarily driven by global negative distillate crack trends.

First quarter 2016 refining throughput was 74.2 thousand barrels per day (Mbpd), or 79% utilization. This compares to 74.8 thousand barrels per day for the same period in 2015. Before depreciation and amortization, production costs were $3.74 per throughput barrel in the first quarter of 2016, compared to $3.88/bbl in the same period in 2015 and $3.51/bbl in the fourth quarter of 2015.

As previously reported, Par Pacific is planning a turnaround at the refinery during the third quarter of 2016. The turnaround is part of a routine maintenance plan and will also include capital improvements to reduce emissions of air pollutants as a result of the Consent Decree between a subsidiary of the Company, subsidiaries of Tesoro Corporation, the United States Environmental Protection Agency and the United States Department of Justice. The turnaround is currently anticipated to last approximately 30 days and will require approximately $30 million to $35 million in aggregate expenditures.

Retail

The Retail segment generated $18.6 million in gross margin in the first quarter of 2016 compared to $13.3 million in the same quarter of 2015. Retail Adjusted EBITDA was $8.4 million in the first quarter of 2016, an increase of $1.0 million compared to $7.4 million in the first quarter of 2015. The increase was attributed mainly to the fuel sales volume increase as a result of the Mid Pac acquisition on April 1, 2015. Retail sales volumes were 22.3 million gallons in the first quarter of 2016 compared to 12.2 million gallons in the first quarter of 2015.

Logistics

The Logistics segment generated $8.0 million in gross margin in the first quarter of 2016 compared to $9.2 million in the same period last year. Logistics Adjusted EBITDA was $6.1 million in the first quarter of 2016, a decrease of $1.7 million compared to $7.8 million in the first quarter of 2015. The decrease was primarily due to higher costs related to the acquired Mid Pac assets coupled with a decrease in on-island sales volumes, which impacts the fees earned by this segment, during the first quarter 2016.

Laramie Energy

Equity losses from Laramie Energy in the first quarter of 2016 were approximately $1.9 million, which is relatively flat when compared to losses of $1.8 million in the first quarter of 2015. Laramie exited the quarter with daily production in excess of 150 million cubic feet equivalent per day (MMCFED).

As previously announced, on December 17, 2015, Laramie Energy, LLC, entered into an agreement to acquire certain properties in the Piceance Basin for $157.5 million. The transaction closed on March 1, 2016 and Par Pacific’s ownership interest in Laramie Energy, LLC increased to 42.3% from 32.4% as a result of its $55 million common equity investment in Laramie Energy, LLC. The Company anticipates the acquisition will result in meaningful cost savings and margin growth and will generate a five-year average annual cash flow of $24 million.

Liquidity

Capital expenditures, excluding acquisitions, totaled approximately $4.5 million in the first quarter of 2016, which was driven by refinery improvements and information technology system upgrades. Capital expenditures and major maintenance costs for 2016 are estimated to be between $50 and $55 million and include scheduled turnaround expenses as well as projects to improve refinery reliability and efficiency and information technology upgrades.

Net cash from operations totaled $12.0 million for the three months ended March 31, 2016, compared to $86.8 million for the same quarter in 2015. At March 31, 2016, Par Pacific’s cash balance totaled $121.8 million, long-term debt totaled $163.0 million, including current maturities, and total liquidity was $153.2 million.

Hedging Activity

The Company’s supply and offtake agreements with J. Aron & Company require the Company to hedge its exposure based on the time spread between the pricing of a crude oil cargo and the expected delivery month. Additionally, the Company has elected to economically hedge internally consumed fuel costs with a weighted average strike price ranging from a floor of $54.09/bbl to a ceiling of $62.57/bbl and consumed fuel volumes are economically hedged at 52 thousand barrels per month through December 2017 and 15 thousand barrels per month through December 2018.

Conference Call Information

A conference call is scheduled for Thursday, May 5, 2016 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-877-404-9648 inside the U.S. or 1-412-902-0030 outside the U.S. and ask for the Par Pacific call. The webcast may be accessed online through the company's website at http://www.parpacific.com on the Investor Relations page. Please log on at least 10 minutes early to register. A telephone replay will be available through May 19, 2016 and may be accessible by calling 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and using the conference ID 13634618#. Also, an archive of the webcast will be available shortly after the call on the company's website at www.parpacific.com and will be accessible for approximately 90 days.

About Par Pacific

Par Pacific Holdings, Inc., based in Houston, Texas, is a growth-oriented company that manages and maintains interests in energy and infrastructure businesses. Our business is organized into three primary segments of refining, retail and logistics located in Hawaii. Par Pacific also owns an equity investment in Laramie Energy, LLC, a joint venture entity focused on producing natural gas in Garfield Mesa and Rio Blanco Counties, Colorado. In addition, Par Pacific transports, markets and distributes crude oil from the Western United States and Canada to refining hubs in the Midwest, Gulf Coast, East Coast and to Hawaii. More information is available at www.parpacific.com.

Forward-Looking Statements
This press release (and oral statements regarding the subject matter of this press release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about expected market conditions; expected refinery throughput; the anticipated timing, expense, scope and duration of our refinery turnaround; anticipated capital expenditures, including major maintenance costs; anticipated retail sales volumes and on-island sales; estimated cash flows, cost savings, and margin growth related to Laramie Energy, LLC's recent acquisition; our ability to identify and successfully pursue growth opportunities, including potential investment opportunities; and other risks and uncertainties detailed in Par Pacific's Annual Report on Form 10-K for the year ended December 31, 2015 and any other documents that Par Pacific has filed with the Securities and Exchange Commission (SEC). Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to financial condition and liquidity; the volatility of crude oil and refined product prices; operating disruptions at the refinery resulting from unplanned maintenance events; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Par Pacific cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Par Pacific does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Christine Thorp
Director, Investor Relations & Public Affairs
(832) 916-3396
cthorp@parpacific.com

Consolidated Statements of Operations
(in thousands)

	Three Months Ended March 31,
	2016	2015
Revenues	$377,812	$543,611
Operating expenses
Cost of revenues	342,388	477,506
Operating expense, excluding depreciation, depletion and amortization expense	38,063	32,280
Lease operating expense	114	1,531
Depreciation, depletion and amortization	5,095	3,251
General and administrative expense	11,200	10,125
Acquisition and integration expense	671	1,061
Total operating expenses	397,531	525,754
Operating income (loss)	(19,719)	17,857
Other income (expense)
Interest expense and financing costs, net	(4,613)	(5,557)
Other income (expense), net	46	4
Change in value of common stock warrants	1,644	(5,022)
Change in value of contingent consideration	6,176	(4,929)
Equity losses from Laramie Energy, LLC	(1,871)	(1,826)
Total other income (expense), net	1,382	(17,330)
Income (loss) before income taxes	(18,337)	527
Income tax expense	(336)	(65)
Net income (loss)	$(18,673)	$462

Consolidated Adjusted Net Income (Loss) and Adjusted EBITDA
(in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$(18,673)	$462
Adjustments to net income (loss):
Inventory valuation adjustment	18,322	(2,179)
Unrealized loss on derivatives	992	2,406
Acquisition and integration expense	671	1,061
Change in value of common stock warrants	(1,644)	5,022
Change in value of contingent consideration	(6,176)	4,929
Adjusted net income	(6,508)	11,701
Depreciation, depletion and amortization	5,095	3,251
Interest expense and financing costs, net	4,613	5,557
Equity losses from Laramie Energy, LLC	1,871	1,826
Income tax expense	336	65
Adjusted EBITDA	$5,407	$22,400

Weighted average shares outstanding
Basic	40,974	37,188
Diluted	40,974	37,381

Income (loss) per share
Basic	$(0.46)	$0.01
Diluted	$(0.46)	$0.01

Adjusted net income per share
Basic	$(0.16)	$0.31
Diluted	$(0.16)	$0.31

Balance Sheet Data

	March 31, 2016	December 31, 2015
Balance Sheet Data
Cash and cash equivalents	$121,758	$167,788
Working capital (1)	(19,094)	9,924
Debt, including current portion	163,006	165,212
Total stockholders' equity	323,937	340,611
________________________________________

(1)	Working capital is calculated as (i) total current assets, excluding cash and cash equivalents less (ii) total current liabilities, excluding current portion of long-term debt.

Operating Statistics

The following table summarizes certain operational data:

	Three Months Ended March 31,
	2016	2015
Refining segment
Total crude oil throughput (Mbpd)	74.2	74.8
Source of crude oil
North America	64.6%	45.9%
Latin America	7.2%	13.1%
Africa	4.1%	11.4%
Asia	24.1%	20.9%
Middle East	—%	8.7%
Total	100.0%	100.0%

Yield (% of total throughput)
Gasoline and gasoline blendstocks	26.4%	27.1%
Distillate	41.2%	44.5%
Fuel oils	22.1%	21.0%
Other products	6.7%	4.5%
Total yield	96.4%	97.1%

Refined product sales volume (Mbpd)
On-island sales volume	60.8	64.4
Exports sale volume	20.6	17.7
Total refined product sales volume	81.4	82.1

4-1-2-1 Singapore Crack Spread (1) ($/barrel)	$3.39	$7.84
4-1-2-1 Mid Pacific Crack Spread (1) ($/barrel)	4.48	9.09
Mid Pacific Crude Oil Differential (2) ($/barrel)	(2.10)	(2.42)
Adjusted Refining Margin per bbl ($/throughput bbl) (3)	4.51	6.60
Production costs before DD&A expense per bbl ($/throughput bbl) (4)	3.74	3.88
Net operating margin per bbl ($/throughput bbl) (5)	0.77	2.72

Retail Segment
Retail sales volumes (thousands of gallons)	22,286	12,166

Logistics Segment
Pipeline throughput (Mbpd)
Crude oil pipelines	76.2	74.3
Refined product pipelines	74.5	74.5
Total pipeline throughput	150.7	148.8
________________________________________

(1)
The profitability of our Hawaii business is heavily influenced by crack spreads in both the Singapore and U.S. West Coast markets. These markets reflect the closest, liquid market alternatives to source refined products for Hawaii. We believe the Singapore 4-1-2-1 and Mid Pacific crack spreads (or four barrels of Brent crude converted into one barrel of gasoline, two barrels of distillate (diesel and jet fuel) and one barrel of fuel oil) best reflect a market indicator for our operations. The Mid Pacific Crack Spread is calculated using a ratio of 80% Singapore and 20% San Francisco indexes.

(2)
Weighted average differentials, excluding shipping costs, of a blend of crudes with an API of 31.98 and sulfur weight percentage of 0.65% that is indicative of our typical crude oil mix quality compared to Brent crude,

(3)
Management uses Adjusted Refining Margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate Adjusted Refining Margin per barrel; different companies within the industry may calculate it in different ways. We calculate Adjusted Refining Margin per barrel by dividing Adjusted Refining Margin (revenues less feedstocks, purchased refined products, refinery fuel burn, transportation and distribution costs excluding lower of cost or net realizable value adjustments, unrealized gains (losses) on derivatives and our inventory valuation adjustment) by total refining throughput.

(4)
Management uses production costs before depreciation, depletion and amortization ("DD&A") expense per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production cost before DD&A expense per barrel; different companies within the industry calculate it in different ways. We calculate production costs before DD&A expense per barrel by dividing all direct production costs by total refining throughput.

(5)	Calculated as Adjusted Refining Margin less production costs before DD&A expense.

Non-GAAP Reconciliation

This press release includes certain financial measures that have been adjusted for items impacting comparability. The accompanying information provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, earnings per share, return on equity or any other GAAP measure of liquidity or financial performance.

Gross margin

Gross margin is defined as revenues less cost of revenues. We believe gross margin is an important measure of operating performance and provides useful information to investors because it eliminates the gross impact of volatile commodity prices and demonstrates the earnings potential of the business before other fixed and variable costs. In order to assess our operating performance, we compare our gross margin to industry gross margin benchmarks.
Gross margin should not be considered an alternative to operating income (loss), net cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin presented by other companies may not be comparable to our presentation since each company may define this term differently. The following table presents a reconciliation of gross margin to the most directly comparable GAAP financial measure, operating (loss) income, on a historical basis for the periods indicated (in thousands):

	Three Months Ended March 31,
	2016	2015
Gross Margin
Refining	$9,699	$43,109
Logistics (1)	7,961	9,193
Retail	18,551	13,289
Texadian	(912)	38
Corporate and Other (2)	125	476
Total gross margin	35,424	66,105
Operating expense, excluding depreciation, depletion and amortization expense	38,063	32,280
Lease operating expense	114	1,531
Depreciation, depletion and amortization	5,095	3,251
General and administrative expense	11,200	10,125
Acquisition and integration costs	671	1,061
Total operating expenses	55,143	48,248
Operating income (loss)	$(19,719)	$17,857
________________________________________

(1)	Our logistics operations consist primarily of intercompany transactions which eliminate on a consolidated basis.

(2)	Includes eliminations of intersegment revenues and cost of revenues of $58.4 million and $58.9 million for the three months ended March 31, 2016 and 2015, respectively.

Adjusted Refining Margin
Adjusted Refining Margin is used to calculate our Adjusted Refining Margin per barrel, which we use to evaluate the economic performance of our refining business. We calculate Adjusted Refining Margin as gross refining margin excluding (i) unrealized gains and losses on commodity derivatives held by the refining segment and (ii) the inventory valuation adjustment which adjusts for timing differences to reflect the economics of our inventory financing agreements.
Gross refining margin is reconciled to the most directly comparable GAAP financial measure, operating income (loss) above. The following table presents a reconciliation of Adjusted Refining Margin to gross refining margin on a historical basis for the periods indicated (in thousands).

	Three Months Ended March 31,
	2016	2015
Adjusted Refining Margin	$32,151	$44,421
Inventory valuation adjustment	(21,437)	—
Unrealized loss on derivatives	(1,015)	(1,312)
Refining margin	$9,699	$43,109

Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as net income (loss) excluding changes in the value of contingent consideration and common stock warrants, acquisition and integration expenses, inventory valuation adjustments (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments and the impact of the embedded derivative repurchase obligation), and unrealized (gains) losses on derivatives agreements. Adjusted EBITDA is Adjusted Net Income (Loss) excluding interest, expense and financing costs, income tax benefit, depreciation, depletion and amortization and equity (earnings) losses from Laramie Energy. We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures to assess:

•	The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of our assets to generate cash to pay interest on our indebtedness; and

•	Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.
Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.
The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended March 31,
	2016	2015
Adjusted EBITDA	$5,407	$22,400
Income tax benefit	(336)	(65)
Equity losses from Laramie Energy, LLC	(1,871)	(1,826)
Interest expense and financing costs, net	(4,613)	(5,557)
Depreciation, depletion and amortization	(5,095)	(3,251)
Adjusted net income (loss)	(6,508)	11,701
Change in value of contingent consideration	6,176	(4,929)
Change in value of common stock warrants	1,644	(5,022)
Acquisition and integration expense	(671)	(1,061)
Inventory valuation adjustment	(18,322)	2,179
Unrealized loss on derivatives	(992)	(2,406)
Net income (loss)	$(18,673)	$462

Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as operating income (loss) by segment excluding unrealized (gains) losses on derivatives, inventory valuation adjustments, and depreciation, depletion and amortization. We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure or historical cost basis.

The following table presents a reconciliation of Adjusted EBITDA by segment to the most directly comparable GAAP financial measure, operating income by segment, on a historical basis for the three months ended March 31, 2016 and 2015 (in thousands):

	Three Months Ended March 31, 2016
	Refining	Retail	Logistics	Total Hawaii
Adjusted EBITDA	$6,101	$8,439	$6,060	$20,600
Depreciation, depletion and amortization	(1,938)	(1,537)	(918)	(4,393)
Inventory valuation adjustment	(21,437)	—	—	(21,437)
Unrealized loss on derivatives	(1,015)	—	—	(1,015)
Operating income (loss)	$(18,289)	$6,902	$5,142	$(6,245)

	Three Months Ended March 31, 2015
	Refining	Retail	Logistics	Total Hawaii
Adjusted EBITDA	$19,486	$7,364	$7,773	$34,623
Depreciation, depletion and amortization	(1,676)	(593)	(591)	(2,860)
Unrealized loss on derivatives	(1,312)	—	—	(1,312)
Operating income	$16,498	$6,771	$7,182	$30,451